Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Precision Drilling Corporation
as administrator of Precision Drilling Trust.
We consent to the use in the Registration Statement of Precision Drilling Trust dated June 12, 2009 on Form S-8 of:
•	our Auditors’ Report dated March 23, 2009 on the consolidated balance sheets of Precision Drilling Trust (the “Trust”) as at December 31, 2008 and 2007, and the consolidated statements of earnings and deficit, comprehensive income and cash flow for each of the years in the three-year period ended December 31, 2008

•	our Report of Independent Registered Public Accounting Firm dated March 23, 2009 on the effectiveness of internal control over financial reporting as of December 31, 2008 each of which is incorporated by reference herein.
Chartered Accountants
Calgary, Canada
June 12, 2009